EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE                                CONTACT:    BRIEN M. CHASE, CFO
NOVEMBER 30, 2005                                            (304) 525-1600

PREMIER FINANCIAL BANCORP, INC.
TO REDEEM $5,000,000
OF TRUST PREFERRED SECURITIES

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/NMS-PFBI) a community bank holding company with five bank subsidiaries today announced that it intends to redeem $5,000,000 (200,000 shares) of its 9.75% Trust Preferred Securities (NASDAQ/NMS-PFBIP) as of December 30, 2005.

In a letter dated November 16, 2005, Premier requested permission from the Federal Reserve Bank of Cleveland (“FRB”) to redeem an additional $5,000,000 of Trust Preferred Securities. The FRB has granted Premier permission to redeem the $5,000,000 of the outstanding Trust Preferred Securities.

Pursuant to a previously disclosed Written Agreement entered into with the FRB on January 29, 2003, Premier is required to request approval for the payment of early redemptions on its 9.75% Junior Subordinated Deferrable Interest Debentures (“Subordinated Debentures”) related to the Trust Preferred Securities.

The goal of the redemption is to use a portion of Premier’s outstanding cash on hand to reduce its total outstanding debt and corresponding interest cost, thus improving profitability. The redemption will reduce Premier’s interest cost by approximately $487,000 per year. As a result of the early redemption, Premier will accelerate the amortization of approximately $184,000 of the Trust Preferred Securities issuance costs into the fourth quarter of 2005.

Certain Statements contained in this news release, including without limitation statements including the word “believes,”“anticipates,”“intends,”“expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.